Exhibit 12


                              SILGAN HOLDINGS INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)


The following table sets forth Silgan Holdings Inc.'s computation of its ratio of earnings to fixed charges for the periods presented:



                                                      Three Months Ended              Nine Months Ended
                                                      ------------------              -----------------
                                                    Sept. 30,      Sept. 30,       Sept. 30,      Sept. 30,
                                                      2005           2004            2005           2004
                                                      ----           ----            ----           ----
                                                                    (Dollars in thousands)

Earnings before fixed charges:

       Income before income taxes .............      $73,476        $63,562        $119,637       $112,030

       Interest and other debt expense ........       12,618         13,554          49,568         43,860

       Interest portion of rental expense .....          262            189             771            566
                                                     -------        -------        --------       --------

       Earnings before fixed charges ..........      $86,356        $77,305        $169,976       $156,456
                                                     =======        =======        ========       ========

Fixed charges:

       Interest and other debt expense ........      $12,618        $13,554        $ 49,568       $ 43,860

       Interest portion of rental expense .....          262            189             771            566

       Capitalized interest ...................          332             57             903            257
                                                     -------        -------        --------       --------

       Total fixed charges ....................      $13,212        $13,800        $ 51,242       $ 44,683
                                                     =======        =======        ========       ========

Ratio of earnings to fixed charges ............         6.54           5.60            3.32           3.50

